Exhibit 99
Cedar Fair, L.P. Press Release
For Immediate Release November 4, 2004	Contacts:	Brian Witherow Stacy Frole	(419) 627-2173 (419) 627-2227

CEDAR FAIR, L.P. REPORTS 2004 THIRD QUARTER RESULTS

SANDUSKY, OHIO, November 4, 2004 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the third quarter of 2004.

Net revenues for the quarter ended September 26, 2004, increased 8% to $305.6 million from $282.2 million in 2003, on a 5% increase in combined attendance and a 3% increase in average in-park guest per capita spending. Over this same period, out-of-park revenues, including resort hotels, increased 8% between years.

Dick Kinzel, chairman, president and chief executive officer, explained that results for the current quarter include operations from Geauga Lake, near Cleveland, Ohio, which was acquired in early April this year. Third quarter results were negatively impacted by unseasonably cool and wet weather throughout much of July and August at the Partnership's seasonal parks, offsetting the benefit of the 2004 operating calendar, which shifted several operating days from the second to the third quarter. Excluding the acquisition, net revenues in the quarter increased 3% on a 1.5% decrease in combined attendance, a 3% increase in average in-park guest per capita spending, and a 6% increase in out-of-park revenues.

Total operating costs and expenses for the quarter, excluding depreciation and other non-cash charges, increased 15% to $154.9 million from $134.9 million in 2003, due primarily to the acquisition of Geauga Lake. Excluding operations at Geauga Lake, total cash operating costs and expenses for the quarter increased 4%, due to having more operating days in the period. After depreciation and a $1.1 million non-cash charge for unit options, operating income for the period decreased slightly to $125.2 million from $126.0 million a year ago, due to Geauga Lake's operating loss in the period. On a same-park basis, operating income in the quarter increased 1% to $127.0 million.

In the 2004 third quarter, the Partnership recognized a non-cash credit of $1.2 million for the change in fair value of two interest rate swap agreements during the period, which was comparable to last year's third quarter credit. After this credit, and interest expense and provision for partnership taxes, both of which were up between years due to the addition of Geauga Lake, net income for the quarter was $108.9 million, or $2.02 per diluted limited partner unit, compared to net income of $111.4 million, or $2.16 per unit, a year ago. Excluding the impact of Geauga Lake, net income in the quarter would have increased $0.7 million over the prior year to $112.1 million, or $2.16 per unit.

"Although our attendance expectations for 2004 were higher than we achieved, we cannot be too disappointed with our third-quarter results, particularly given our relatively modest capital investment program for 2004 and the unusually cool and wet weather we experienced at most of our seasonal parks," said Kinzel. "The poor weather had the biggest impact on our water parks, particularly Oceans of Fun in Kansas City. For the quarter, combined revenues at our five water parks were down almost 4% between years on an 11% decrease in combined attendance and an 8% increase in average in-park guest per capita spending. At our seven amusement parks, revenues in the third quarter were up nearly 10% on an 8% increase in combined attendance and a 1% increase in average in-park guest per capita spending. Excluding Geauga Lake, amusement park revenues were up almost 2.5% in the period on a slight increase in combined attendance and a 2% increase in average in-park guest per capita spending."

Commenting on results through the first nine months of the year, Kinzel said, "The new rides and attractions we added for 2004 combined with effective operations and marketing programs to generate strong guest satisfaction and steady results at most of our parks. Through the end of September, consolidated net revenues were up 6% from last year on a 3% increase in combined attendance, a 3% increase in average in-park guest per capita spending, and a 3% increase in out-of-park revenues. Excluding the contribution of Geauga Lake, net revenues for the nine-month period would have increased to $451.1 million on a 3% increase in average in-park guest per capita spending, a 2% increase in out-of-park revenues, and a 3% decrease in combined attendance."

Kinzel added that management believes that a very meaningful measure of the Partnership's park-level operating results is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash charges. For the third quarter, adjusted EBITDA increased $3.4 million, or 2%, to $150.7 million, due in part to the acquisition of Geauga Lake, as well as the increase in average in-park guest per capita spending and each park's ability to control its operating costs in the period. Excluding the contribution of Geauga Lake, adjusted EBITDA would have increased 1% for the quarter. Through the first nine months of the year, adjusted EBITDA decreased to $171.4 million from $172.3 million in 2003, due entirely to an adjusted EBITDA loss of $1.3 million generated at Geauga Lake during the period subsequent to its acquisition.

Virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott's Berry Farm is open year-round, but it also operates at its highest level of attendance in the third quarter of the year.

"In October, operating results benefited from improved weather and an extra weekend of operations at several of our parks," continued Kinzel. "For the month, combined attendance increased 9% over last year, and average in-park guest per capita spending increased 3%. Excluding operations at Geauga Lake, combined October attendance was still up 4% between years and average in-park guest per capita spending was also up 4%. As a result, we are reiterating our most recent guidance of $530-550 million in full-year net revenues and $165-175 million of full-year adjusted EBITDA."

Kinzel concluded by noting that Cedar Point's new indoor water park resort, Castaway Bay, will open to the public tomorrow, November 5. "We're very excited about the opening of Castaway Bay," he said. "The addition of this first-class indoor water park facility is an ideal complement to the other resort properties at Cedar Point, and now gives us the ability to entertain families all year long."

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

The Partnership will host a conference call with analysts at 11:30 a.m. Eastern Time on Friday, November 5, 2004, which will be web cast live in "listen only" mode via the Cedar Fair web site www.cedarfair.com. It will be available for replay starting at approximately 1:00 p.m. ET, Friday, November 5, 2004, until 11:59 p.m. ET, Friday, November 19, 2004. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #5336971.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience for Geauga Lake, and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands except per unit)	9/26/04	9/28/03	9/26/04	9/28/03	9/26/04	9/28/03
Net revenues	$ 305,602	$ 282,212	$473,813	$448,926	$534,863	$506,759
Cash operating costs and expenses	154,903	134,869	302,438	276,617	360,090	332,197
Adjusted EBITDA (a)	150,699	147,343	171,375	172,309	174,773	174,562
Depreciation and amortization	24,425	20,091	43,972	38,752	49,913	44,022
Non-cash unit option expense	1,088	1,282	3,408	4,360	4,913	5,395
Operating income	125,186	125,970	123,995	129,197	119,947	125,145
Interest expense	7,105	6,056	19,259	18,415	24,914	24,443
Other (income)	(1,175)	(1,163)	(3,632)	(1,447)	(4,912)	(633)
Income before taxes	119,256	121,077	108,368	112,229	99,945	101,335
Provision for taxes	10,383	9,650	16,201	15,644	18,475	17,823
Net income	$ 108,873	$ 111,427	$ 92,167	$ 96,585	$ 81,470	$ 83,512
Weighted average units
Outstanding - diluted	53,860	51,429	52,086	51,223	52,347	51,242
Per limited partner unit:
Net income - diluted	$ 2.02	$ 2.16	$ 1.77	$ 1.88	$ 1.56	$ 1.63
Cash distributions declared	$ 0.45	$ 0.44	$ 1.35	$ 1.32	$ 1.79	$ 1.74
Balance Sheet Data:
Total assets	$1,000,001	$830,795
Total long-term debt	412,138	338,650
Total partners' equity	407,291	340,402

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.